Exhibit 99.1

JER Investors Trust Inc. Announces Results of 2008 Year End Dividend Elections

MCLEAN, VA – January 28, 2009--JER Investors Trust Inc. (NYSE: JRT) announced today the results of the stockholders' elections relating to JRT’s 2008 year end dividend of $0.88 per share declared by its Board of Directors on December 16, 2008.

The dividend will consist of approximately $2.3 million in cash and 23,978,878 shares of common stock. The amount of cash elected to be received was greater than the cash limit of approximately $2.3 million, and therefore shareholders who elected to receive cash will receive a combination of cash and stock.  The number of shares included in the dividend is calculated based on the approximately $0.85 average closing price per share of JRT’s common stock on the New York Stock Exchange on January 23, 26 and 27, 2009. The dividend will be paid as follows:

•   to stockholders electing to receive the dividend in all stock, JRT will pay the entire dividend in stock;
•   to stockholders electing to receive the dividend in all cash, JRT will pay the dividend in the form of $0.10 per share in cash and $0.78 per share in stock;
•   to stockholders failing to make an election, JRT will pay the dividend in the form of $0.09 per share in cash and $0.79 per share in stock; and
•   JRT will pay fractional shares in cash.

About JER Investors Trust Inc.

JER Investors Trust Inc. is a New York Stock Exchange listed specialty finance company that originates and acquires commercial real estate structured finance products. JRT's target investments include commercial mortgage backed securities, mezzanine loans, first mortgage loan participations, B-Note participations in mortgage loans, commercial mortgage loans and net leased real estate investments.  JER Investors Trust Inc. is organized and conducts its operations so as to qualify as a REIT for federal income tax purposes.

For more information regarding JER Investors Trust Inc. please visit http://www.jer.com.

Forward-Looking Statements:

This press release does not constitute an offer of any securities for sale. Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.  JER Investors Trust can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from JER Investors Trust’s expectations include, but are not limited to, changes in the real estate and capital markets, our ability to source and fund new investments and other risks detailed from time to time in JER Investors Trust’s SEC reports. Such forward-looking statements speak only as of the date of this press release. JER Investors Trust expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in JER Investors Trust’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

CONTACT:

J. Michael McGillis
Chief Financial Officer
JER Investors Trust Inc.
(703) 714-8182